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                            [VERITAS DGC INC. LOGO]

              VERITAS DGC INC. EXPECTS LOSS FOR ITS FOURTH QUARTER


HOUSTON, TEXAS - JULY 31, 2003 - Veritas DGC Inc. (NYSE & TSE: VTS) announced today that it expects to report a net loss for its fourth fiscal quarter ended July 31, 2003, well below consensus estimates of $0.20 per share. The net loss was attributed to three factors: a) slow multi-client sales caused by delays in several major contracts; b) loss from the recently announced sale of the (RC)2 software business; and c) the potential write-offs of deferred tax assets related to the previous two items. Even excluding the (RC)2 loss and tax charges, the Company expects an operating loss for the quarter.

CEO, Dave Robson, commented, "We are obviously disappointed with this quarter's financial results. While our underlying businesses remain healthy, we continue to be plagued by slow multi-client sales. While customer interest remains high, we are becoming increasingly frustrated by the lack of spending among major E&P companies for exploration projects. While we continue to believe this will turn around in the future, there is no clear visibility on when this will materialize." Robson continued, "Because we are still firming up the results for the quarter, we are unable to give an estimate of the expected loss at this time. We will provide further details in our quarterly earnings release on September 3rd.

The Company will release financial and operating results for its fiscal year 2003 fourth quarter and fiscal year ended July 31, 2003, on Wednesday, September 3rd, after the market closes.

The Company's customary conference call will be the following day, Thursday, September 4th, at 9:00 a.m. EST. Following a brief presentation, participants will have the opportunity to ask questions. The dial-in number to participate is 800-218-0204. Should you have difficulty with the aforementioned "800" number, phone 303-262-2141 to be connected toll free.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties, and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. Factors discussed in Veritas' periodic filings with the SEC, including its Annual Reports on Form 10-K, most recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, could cause actual results to differ materially from those described in the forward-looking statements. Veritas is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geological and reservoir technologies to the petroleum industry worldwide.
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For additional information regarding Veritas DGC Inc., please visit its website at www.veritasdgc.com or contact:

 Mindy Ingle, Investor Relations                                 (832) 351-8821
 Matt Fitzgerald, Executive Vice President, Chief Financial Officer & Treasurer


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